Exhibit 99.1
FOR FURTHER INFORMATION:
AT THE COMPANY:
Nassib Chamoun
President and CEO
(617) 559-7062
FOR IMMEDIATE RELEASE
ASPECT MEDICAL SYSTEMS ANNOUNCES DEPARTURE
OF CHIEF FINANCIAL OFFICER
NORWOOD, MA — November 25, 2008 — Aspect Medical Systems, Inc. (NASDAQ: ASPM) Aspect Medical Systems announced today that Michael F. Falvey, Vice President and Chief Financial Officer, has resigned effective December 31, 2008 to pursue other opportunities.
Until a successor is elected, Mr. Falvey’s responsibilities will be assumed by J. Neal Armstrong, who served as Aspect’s chief financial officer from 1996 to 2005. Mr. Falvey will assist Mr. Armstrong in an advisory and consulting capacity during the first quarter of next year.
Mr. Falvey said “working at Aspect these past four years has been an extraordinary opportunity, and I am honored to have been part of this management team. While leaving is difficult, I know that the company is in good hands.”
Nassib Chamoun, CEO, said “Mike has played an integral role in Aspect’s global growth and development. In addition to his contributions to the Company’s strategy, he has done an excellent job in keeping us fiscally disciplined and has been a valued member of the executive team.”
“Until Mike’s permanent successor has been named, we are extremely fortunate that Neal is willing to rejoin Aspect as our Acting Chief Financial Officer. Neal has acted in an advisory capacity to the
###

Aspect Medical Systems

company since retiring from Aspect in 2005. Neal’s depth and experience will provide invaluable assistance during this transition.”
About the Company
Aspect Medical Systems, Inc. (NASDAQ: ASPM) is a global market leader in brain monitoring technology. To date, the Company’s Bispectral Index (BIS) technology has been used to assess approximately 29 million patients and has been the subject of over 3,100 published articles and abstracts. BIS technology is installed in approximately 80 percent of hospitals listed in the July 2008 U.S. News and World Report ranking of America’s Best Hospitals and in approximately 68 percent of all domestic operating rooms. In the last twelve months BIS technology was used in approximately 19 percent of all U.S. surgical procedures requiring general anesthesia or deep sedation. BIS technology is available in more than 160 countries. Aspect Medical Systems has OEM agreements with nine leading manufacturers of patient monitoring systems.
Cautionary Statement Regarding Forward Looking Information
     Certain statements in this press release are forward-looking and may involve risks and uncertainties, including the expected impact of the departure of Mr. Falvey and the interim appointment of Mr. Armstrong. There are important factors that could cause the Company’s actual results to vary from its forward-looking statements, including without limitation those set forth under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 27, 2008 as filed with the Securities and Exchange Commission. In addition, the statements in this press release represent the Company’s expectations and beliefs as of the date of this press release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s expectations or beliefs as of any date subsequent to the date of this press release.
Aspect, BIS and BISx are trademarks of Aspect Medical Systems, Inc. and are registered in the USA, EU and other countries. BIS VISTA and BIS VIEW are trademarks of Aspect Medical Systems, Inc. All other trademarks, service marks and company names are the property of their respective owners.

End